                                                                    EXHIBIT 99.1

F O R    I M M E D I A T E    R E L E A S E

                                               C o n t a c t:  M i m i   H a l l
                                                             9 0 1.6 8 2.1 3 6 0


RFS EXPECTS LOWER EARNINGS

Memphis, Tennessee, October 3, 2001 - RFS Hotel Investors, Inc. (NYSE: RFS) today announced that earnings for the third and fourth quarters of 2001 have been adversely impacted by the slowing national economy, and particularly by the tragic events of September 11, 2001. Randy Churchey, president and chief operating officer, stated, "Earnings forecasts, for the lodging industry and for our company, made prior to September 11, are no longer accurate. The terrorist activities of September 11 served to exacerbate an already slowing economy. Although we are witnessing daily improvement in our business, it is difficult to accurately forecast earnings for the balance of the year. The ultimate recovery will depend upon how quickly business and leisure travelers begin traveling again," Churchey explained.

The Company stated that for the quarter ended September 30, 2001, revenues per available room (RevPar) declined approximately 12% from the comparable period of 2000. "For July and August, RevPar declined approximately 8%," Churchey said, "however, for September, RevPar declined approximately 21%; and for the period September 11 through the end of the month, RevPar declined by approximately 33%." Churchey explained that the impact of these events will be taken into full consideration by the board of directors of RFS when establishing future dividend policies, which will be announced on November 1, 2001 in conjunction with the third quarter earnings release.

Kevin Luebbers, executive vice president and chief financial officer, said that, despite the unprecedented events of September 11, the Company continues to be in excellent financial condition, as evidenced by:

        - Total debt at September 30, 2001, is approximately 40% of the cost of the Company's assets;

        - Operating cash flow [earnings before interest, taxes, depreciation and amortization (EBITDA) less interest], for the trailing 12 months ended September 30 is estimated to range between $60 million and $65 million. This represents funds available to the Company for payment of capital expenditures, debt reduction, and dividends.

        -       There are no significant debt maturities prior to June 30, 2004;
                and

        - Due to an aggressive capital spending program over the past several years, which has now been substantially completed, capital expenditures for 2002 will decline from their present annualized level of approximately $16 million in 2001 to approximately $9 million in 2002.

Robert Solmson, chairman and CEO stated, "Although the hospitality business is affected by many of the same factors as the airline business, there are significant economic differences. The softening of the economy and the reductions in travel will cause our profits to decline, at least in the short term; however, unlike the major airlines, we expect to continue generating substantial operating cash flow. Since its inception, our Company has focused on three strategic objectives: maintaining low levels of debt; earning a high return on investments; and owning a portfolio of hotels that is diversified by brand, market segment and geography. This philosophy has proven successful in the past, and we are confident that it will sustain us during these uncertain times."

RFS Hotel Investors, Inc. (RFS) is a real estate investment trust (REIT) that owns 58 hotels with approximately 8,400 rooms located in 24 states. RFS's hotel portfolio is diversified by geography, brand and segment. Leading brands under which RFS hotels are operated include Sheraton(R), Residence Inn by Marriott(R), Hilton(R), Doubletree(R), Holiday Inn(R), Hampton Inn(R), and Homewood Suites by Hilton(R). By segment, RFS receives approximately 47% of its EBITDA from full service hotels, 30% from extended stay hotels and 23% from limited service hotels. Additional information can be found on the Company's website at www.rfshotel.com.

Certain matters within this press release are discussed using forward-looking language as specified in the 1995 Private Securities Litigation Reform Law, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. From time to time, these risks are discussed in the Company's filings with the Securities and Exchange Commission.